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                                  EXHIBIT 10.5

                    Employment Agreement with Robert Bergman

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT, made and entered into this 30th day of September, 1999, between EAGLETECH COMMUNICATIONS, INC., a Nevada Corporation, hereinafter called the "Employer", and Robert A. Bergman, hereinafter called the "Employee",

                                   WITNESSETH:

         WHEREAS, Employer is actively engaged in the business of telecommunications.

         WHEREAS, Employer wishes to employ Employee and Employee wishes to be employed pursuant to the terms of this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

         (1)      Position: Executive Vice President/Director of Sales

         (2) Duties of Employee: Employee shall have the responsibilities and perform the duties and to work in such other capacity as the Corporation may direct from time to time and as is consistent with the Employee's position as recited in Exhibit "A" hereto and such Exhibit is made a part hereof as if fully iterated herein. The Employee shall at all times use the Employee's best efforts and shall promote the interests of the Corporation. Employer reserves the right to change the nature of Employee's duties, however Employee's duties and job title shall always be of an executive nature and have those opportunities for earnings and bonuses as recited in this Agreement.

         (3)      Place of Employment:

                  - Employee shall be based at Employer's principal office at 305 South Andrews Avenue, Ft. Lauderdale, Florida 33301 and at home office located at 123 Kilburn Drive, Cherry Hill, New Jersey 08003, shall not be required to travel away from these offices on business more than one hundred (100) days during a calendar year. Employer agrees that during the term of this Agreement, Employer shall not assign Employee to work at any location that is more than 100 miles from said principal offices

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                           without Employee's consent.

                  - Moving Expenses. If Employer relocates its principal office more than 50 miles from its current principal offices, or requests that Employee relocate to one of its offices which is more than 50 miles from its current principal offices, and if the Employee consents to relocate to that new location, Employer shall promptly pay or reimburse Employee for all reasonable moving expenses incurred by Employee in connection with the relocation plus an amount to reimburse Employee for any federal and state income taxes that it has to pay on amounts reimbursed. Employer shall indemnify Employee against any loss incurred in connection with the sale of Employee's principal residence. The amount of any loss shall be determined by taking the difference between the average of two appraisal prices set by two independent appraisers agreed to by Employer and Employee and the actual sales price of Employee's principal residence so long as the sale transaction is at "arms length" and the listing and marketing of the sale of the residence was conducted in a manner consistent with local real estate practices.

         (4)      Compensation of Employee:

                  - Base Salary. For all services rendered by Employee under this Agreement, Employer agrees to pay Employee an annual base salary of $100,000, which shall be payable to Employee is such installments, but not less frequently than monthly, as are to be consistent with Employee's practice for its other employees. Commencing on the below referenced dates the following salary changes automatically go into effect:

                              -        October 1, 2000               $115,000.00
                              -        October 1, 2001               $125,000.00

                  - Signing Bonus. Employer agrees to pay employee $7,500.00 upon execution of this Agreement.

                  - Bonus/Incentive Compensation. In addition to the base salary, Employee shall be entitled to receive incentive compensation to be equal to two percent (2.0%) of Employee's pre-tax earnings. Notwithstanding the foregoing, Employee agrees the Employer will not pay and the Employee will both receive any bonuses until such time as Employer's pre-tax earnings exceed $750,000.00 in any fiscal year. Bonus payment is to be based on audited financial statements and is to be considered fully earned and due upon the completion of the Company's FYE financial statements.

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                  -        Stock Options. Employee shall receive 100,000 of
                           restricted common stock options at a price and vesting schedule to be determined by negotiation between Employer and Employee no later than December 31, 1999.

                  - Reimbursement for Business Expenses. Employee shall promptly pay or reimburse Employee for all reasonable business expenses incurred by Employee in performing Employee's duties and obligations under this Agreement, but only if Employee properly accounts for expenses in accordance with Employer's policies and related tax statutes.

         (5)      Employee Benefits:

                  -        Vacation Days. Employee shall be entitled to three
                           (3) weeks paid vacation each calendar year during the term of this Agreement.

                  - Holidays. Employee shall be entitled to the same paid holidays as authorized by Employer for its other employees.

                  - Sick Days and Personal Absence Days. Employee shall be entitled to the same number of paid sick days and personal absence days (currently 15 and 5, respectively) authorized by Employer for its other employees.

                  - Employer/Employee Benefits Plans. Employee shall be entitled to participate in and receive benefits from all of Employer's employee benefit plans that are currently maintained by Employer for its employees. Employee shall be entitled to participate in and receive benefits under any retirement plan, profit-sharing plan, medical/health and accident coverage, life insurance, automotive allowance (currently $500.00 monthly) or other Employee benefit plan that Employer establishes for the benefit of its employees and after the date of this Agreement. No amounts paid to Employee from an Employee benefit plan shall count as compensation due Employee as base salary or incentive compensation.

         (6)      Terms of Employment:

                  - Term of Employment. Employee's employment shall commence on the date of execution by Employer and shall continue for three (3) years
                           ("end-of-employment date"), unless extended or terminated sooner, as provided within this Agreement.

                  - Extension of Employment. On the end-of-employment date and every two (2) years thereafter, Employee's employment with Employer automatically

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                           shall be extended for an additional two (2) years
                           unless, at least ninety (90) days prior to the end-of-employment date, or successive two (2) year anniversary thereof, Employer or Employee delivers to the other a written notice that Employee's employment with Employer is not to be extended.

                  - Termination of Employee. Employee may, but is not obliged to, terminate this Agreement at any time under the following circumstances:

                           - Employee's health becomes so impaired that continued performance of Employee's duties under this Agreement would be hazardous to Employee's physical of mental health.

                           - Employer requires Employee to travel more frequently than contemplated by this Agreement.

                           - Employer becomes insolvent or files a bankruptcy petition.

                           - Employee provides Employer with a minimum of ninety (90) day's notice of intent to terminate employment.

                           - Notice of Termination. Any termination of Employee's employment by Employer or Employee must be communicated to the other party by a written notice of termination. The notice must specify the provision of this Agreement authorizing the termination and must set forth in reasonable detail the facts and circumstances establishing the basis for termination of Employee's employment.

                  - Date of Termination is Effective. If Employee's employment terminates because this Agreement expires, then Employee's employment will be considered two have terminated on that expiration date. If Employee's employment terminates because of Employee's death, the Employee's employment will be considered to have terminated on the date of Employee's death. If Employee's employment is terminated by Employee, then Employee's employment will be considered to have terminated on the date that notice of termination is given.

                  - Compensation Following Termination. If Employer terminates Employee's employment, Employer shall pay Employee immediately an amount equal to the remaining balance of Employee's total compensation due under this Agreement.

         (7) Notices: Any notice given under this Agreement to either party shall be in writing. Notices shall be deemed given when delivered by hand or when mailed

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                  by registered or certified mail, return receipt requested, postage prepaid, and addressed to the party at the address set forth below:

                           Employee's Address:                123 Kilburn Drive
                                                              Cherry Hill, New Jersey 08003

                           Employer's Address:                305 South Andrews Avenue, Suite 305
                                                              Ft. Lauderdale, Florida 33301

         (8)      Binding Agreement:

                  - Employer's Successors. The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding in all respects upon the successors and assigns of Employer.

                  - Employee's Successors. This Agreement shall inure to the benefit and be enforceable by and upon Employee's personal representatives, legatees and heirs. If Employee dies while amounts are still owed, such amounts shall be paid to Employee's legatees or, if no such person or persons have been designated, to Employee's estate.

         (9) Governing Law and Venue: This Agreement has been made in the State of Florida and shall be construed and governed and enforced in all respects in accordance with the laws of the State of Florida and venue shall be Broward County Florida, including Federal or State courts.

         (10)     Confidentiality and Trade Secrets:

                  - Employee's work for the Company will involve confidential information and/or trade secrets of the Company, including matters of a technical nature, such as scientific, trade and engineering secrets, formulas, processes, machines, inventions, and research projects; matters of business nature, such as information about costs, profits, markets, sales, lists of customers and vendors, databases, computer programs, and models; and other information of a similar nature, including plans for future projects and services. Employee agrees to keep secret all confidential information and trade secrets of the Company and agrees not to disclose, either directly or indirectly, such information to anyone outside the Company, during or after Employee's employment with the Company except upon written consent of the Board of Directors. Employee shall keep such matters confidential after leaving the employment of the Company, regardless of the reason for the separation of employment. All records, files, software, memoranda, reports price lists, customer lists, drawings, plans, sketches,

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                           documents, technical information, information on the
                           use, development and integration of Employer products or materials, and the like (together with all copies of such documents and things) relating to the business of Employer, including any and all Trade Secrets and Confidential Information, which Employee shall use or prepare or come in contact with in the course of, or as a result of, his employment shall, as between the parties to this Agreement, remain the sole property of Employer and Employee hereby conveys such property to Employer. Employee agrees that he shall return to Employer all such information and materials, including all copies thereof, immediately upon the termination of his employment with Employer and, at the request of Employer, he shall cooperate with Employer to assign such information and materials to Employer and/or to register to obtain patent, trademark, service mark or copyright protection in favor of Employer with respect to all such information and materials.

                  - For purposes of this Agreement, "Confidential Information" means information, other than Trade Secrets, which relates to Employer, Employer's business, or Employer's suppliers or customers that is not generally known by persons not employed by Employer and which Employee has learned as a consequence of Employee's relationship to Employer. Such information includes, without limitation, financial information, strategic plans and forecasts, marketing plans and forecasts, customer lists, customer pricing and order data, supplier lists, or technical information relating to Employer's products or services. Confidential information shall not include information which has become generally available to the public by the act of one who has the right to disclose such information without violating a legal right to Employer.

         (11)     Agreement Not to Compete:

                  - Employee covenants and agrees that during his employment with the Company and six (6) month following the payment of salary/benefits if terminated by the Company, or for such foregoing period as applicable following the Company obtaining injunctive relief to prevent Employee's violation of this Agreement, Employee shall not, either directly or indirectly, engage in the following activities, or assist others in such activities in any location where the Company conducts its business at the time of the termination of Employee's employment with the
                           Company:

                  - Employee acknowledges that the restrictions set forth in this section are necessary to prevent the use and disclosure of the Company's confidential information as described and to be otherwise protect the legitimate

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                           business interests of the Company. Employee further
                           acknowledges that if Employee's employment with the Company terminates for any reason, he will be able to learn a livelihood without violating the foregoing restrictions and that Employee's ability to earn a livelihood without violating such restrictions is a material condition to Employee's employment or continued employment with the Company. Employee agrees that this covenant is reasonable and shall apply both during the term of Employee's employment under this Agreement and thereafter as described above, regardless of how said employment is terminated.

                  - That pursuant to this Agreement, Employee will be placed in a position of trust and responsibility and he will have access to a substantial amount of Confidential Information and Trade Secrets and that Employer is placing Employee in such position and giving Employee access to such information in reliance upon Employee's not competing against Employer or its subsidiaries, and not soliciting Employer's or its subsidiaries' customers during the time periods set forth in this Agreement.

                  - For purposes of this Agreement, "Trade Secrets" shall mean all secret, propriety or confidential information regarding Employer or its business, whether developed by Employee or otherwise, including any and all information not generally known to, or ascertainable by, persons not employed by Employer, this disclosure or knowledge of which would permit those persons to derive actual or potential economic value therefrom or to cause economic or financial harm to Employer. "Trade Secrets" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating a legal right of Employer.

                  - Remedies. The Company and Employee agree that irreparable injury would result from any breach by Employee of the provisions in this Agreement, specifically including the Agreement Not to Compete, and that monetary damages would not provide adequate relief for any such breach. Accordingly, in addition to other remedies which may be available to the Company, if Employee breaches this Agreement, Employee agrees that injunctive relief in favor of the Company is proper and that an injunction restraining Employee from violating the terms of the Agreement Not to Compete Section will not contrary to the public health, safety or welfare.

         (12) Severability: In the event that any provision of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions shall be unaffected thereby and shall remain in full force and effect.

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                  Each party understands this Agreement constitutes the entire agreement between the parties. It supersedes any prior understandings or agreements between them upon the subjects covered by this Agreement. There are no other warranties or representations or agreements other than those set forth herein.

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Acknowledged and Accepted by:

Witness                                     EMPLOYEE:

/s/Summer Palmer                            BY:/s/ Robert Bergman
----------------------------------             --------------------------------
Summer Palmer                                      Robert A. Bergman

                                            EMPLOYER:

                                            EAGLETECH COMMUNICATIONS, INC.

/s/ Christopher P. Flannery                 BY: /s/ Robert Dobbs
----------------------------------             --------------------------------
Christopher P. Flannery                              Title: President

                                            BY: /s/ Rodney Young
                                               --------------------------------
                                            Title: Secretary

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                                   EXHIBIT "A"

           Executive Vice President/Director of Marketing and Sales

CORPORATE RESPONSIBILITIES: Direct management of all corporate marketing and sales operations as delegated by the Company's CEO to include but not limited to sales, marketing, and client support. In addition to the above-referenced responsibilities, the following duties will be performed as part of this
Agreement:

         - Implementation of a corporate marketing plan to allow for distribution of the Company's service/products.

         - Establishment and coordination related to the development and ongoing support of the Company's corporate website.

         - Assist with the search and future development of a corporate strategic partner(s).

         -        Develop and expand client relationships.

         - Develop and initiate a national marketing program to allow for the distribution of above-referenced products and services to targeted regions within the United States and select foreign countries.

         - Assist with the development of a sales incentive plan based on corporate revenue and profitability.

         - Provide timely sales and marketing reports to corporate management.

         - Communicate with Company's Board on all pertinent matters and provide required reporting as delegated by the Company's CEO.

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